EXHIBIT 99.2

December 24, 2002

Notice of Conversion of Series A Senior Convertible Redeemable Preferred Stock

Dear Preferred Stockholder:

On January 23, 2003, iDine Rewards Network Inc. intends to exercise its right to convert all of its issued and outstanding shares of Series A Convertible Preferred Stock (the “Preferred Stock”) into shares of the Company’s Common Stock. On the conversion date each share of Preferred Stock will be converted into 1.19316 shares of Common Stock. In the event the conversion date changes, we will notify you.

This conversion is in accordance with Section 5 of the Certificate of Designations, Preferences and Rights of the Series A Preferred Stock. Please submit your share certificate to American Stock Transfer & Trust Company together with the enclosed Letter of Transmittal so that they will be received on or before January 23, 2003. We recommend that, if you choose to send your certificates by mail, you use registered or certified, insured mail, return receipt requested. American Stock Transfer & Trust Company will thereupon send to you stock certificates for the appropriate number of shares of Common Stock.

Under the terms of the Certificate of Designations, Preferences and Rights of the Series A Preferred Stock, no dividends will be paid after the shares of Preferred Stock are converted into shares of Common Stock; however, each Preferred Stockholder will receive a pro rated, quarterly cash dividend of $0.0092639 per share of Preferred Stock for the period from January 1, 2003 through January 23, 2003.

iDine Rewards Network Inc. reserves the right to cancel this conversion at any time in its sole discretion. In the event of any such cancellation, your Preferred Stock certificate will be returned and you will continue to be entitled to all rights and privileges accorded to the holders of the Preferred Stock, including the right to receive dividends.

If you have any questions concerning this matter, please call American Stock Transfer & Trust Company at 718-921-8210.

Very truly yours,

/s/ Keith E. Kiper
Keith E. Kiper Secretary